Q1 FY2022 Financial presentation to accompany management commentary

This presentation contains statements or may include or may incorporate by reference, statements that may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act"), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States. Our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the presentation. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this presentation. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this presentation. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, adjusted operating income, adjusted operating income in constant currency, adjusted EPS, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2 Safe harbor and non-GAAP measures

Fiscal 2022 Q2 and full-year guidance

The following guidance reflects the company's updated expectations for fiscal year 2022 and is provided on a non-GAAP basis as the company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and externally adjusted items. Prior year results are on an adjusted basis. The company's updated guidance assumes COVID-19 conditions continue to improve as well as no significant additional government stimulus packages for the remainder of the year.

Metric	Prior FY22 Guidance	Updated FY22 Guidance
Consolidated net sales	Decline in constant currency • Excluding divestitures[1], consolidated net sales growth up low single-digits	Decline low single-digits in constant currency • Excluding divestitures[1], consolidated net sales growth up low-to-mid single-digits
Comp sales growth	• Walmart U.S., up low single-digits, excluding fuel • Sam's Club, up low single-digits, ex. fuel and tobacco	No change
Walmart International net sales	Decline in constant currency • Higher growth percentage than U.S., excluding divestitures[1]	Decline 20%-25% in constant currency due to divestitures[1] • Increase mid single-digits, excluding divestitures[1]
Consolidated expense leverage	Maintain rate, or slightly deleverage	Maintain rate, or slightly leverage
Consolidated operating income	Decline slightly in constant currency • Flat to up slightly, excluding divestitures[1]	Increase mid single-digits in constant currency • Increase high single-digits, excluding divestitures[1], in constant currency
Walmart U.S. operating income	Increase slightly	Increase high single-digits
Effective tax rate	24.5% to 25.5%	No change
EPS	Decline slightly • Flat to up slightly, excluding divestitures[1]	Increase high single-digits • Increase low double-digits, excluding divestitures[1]
Capital expenditures	Around $14 billion with a focus on supply chain, automation, customer-facing initiatives and technology	No change

Metric	Prior Q2 FY22 Guidance	Updated Q2 FY22 Guidance
Comp sales growth	N/A	Walmart U.S., up low single-digits, excluding fuel
Consolidated operating income	Decline mid-to-high single-digits	Decline low-to-mid single digits • Up slightly, excluding divestitures[1]
EPS	Decline mid-to-high single-digits	Decline low single-digits • Up low single-digits, excluding divestitures[1]

[1] We completed the sales of Walmart Argentina in November 2020, Asda in February 2021 and Seiyu in March 2021.

4 Total revenue $138.3 +2.7% Total revenue, constant currency1,2 $137.4 +2.1% Membership and Other Income $1.2 +21.2% Net sales $137.2 +2.6% Net sales, constant currency1, 2 $136.2 +1.9% Gross profit rate2 24.7% +104 bps Operating expense as a percentage of net sales2 20.5% +3 bps Operating income $6.9 +32.3% Operating income, constant currency1,2 $6.9 +31.3% Effective tax rate 26.9% EPS $0.97 -30.7% Adjusted EPS1 $1.69 +43.2% Walmart Inc. - Q1 FY22 Dollars in billions, except per share. Change is calculated as the change versus the prior year comparable period 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 When removing the divestitures of U.K., Japan and Argentina: • Total revenue in constant currency would have increased 5.8%, excluding $4.7 billion and $9.2 billion in Q1 fiscal 2022 and 2021, respectively. • Net sales in constant currency would have increased 5.6%, excluding $4.7 billion and $9.1 billion in Q1 fiscal 2022 and 2021, respectively. • Gross profit rate would have increased 96 bps, excluding a benefit of 8 bps due to the divestitures. • Operating expense as a percentage of net sales would have increased 21 bps, excluding a benefit of 18 bps due to the divestitures. • Operating income in constant currency would have increased 28.3%, excluding $273 million and $90 million in Q1 fiscal 2022 and 2021, respectively. • eCommerce net sales in constant currency would have increased 42.8%, excluding $706 million and $730 million in Q1 fiscal 2022 and 2021, respectively. Adj. operating income, constant currency1,2 $7.0 +33.7%

1 Debt to total capitalization calculated as of April 30, 2021. Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long- term debt and long-term finance lease obligations. Total capitalization includes debt and total Walmart shareholders' equity. 2 Calculated for the trailing 12 months ended April 30, 2021. For ROI, see reconciliations at the end of presentation regarding non-GAAP financial measures. 5 Receivables, net Debt to capitalization1 $5.8 38.2% +15.3% -780 bps Inventories Return on assets2 $46.4 5.3% +12.5% -130 bps Accounts payable Return on investment2 $48.2 14.4% +9.2% +100 bps Walmart Inc. - Q1 FY22 Dollars in billions. Change is calculated as the change versus the prior year comparable period

1 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures. 2 $17.6 billion remaining of $20 billion authorization approved in February 2021. The company repurchased approximately 20.6 million shares in Q1 fiscal 2022. 6 Operating cash flow Dividends $2.9 $1.5 -$4.2 Capital expenditures Share repurchases2 $2.2 $2.8 +$0.5 Free cash flow1 Total shareholder returns $0.6 $4.4 -$4.6 Walmart Inc. - YTD Q1 FY22 Dollars in billions. Dollar changes may not recalculate due to rounding. Change is calculated as the change versus the prior year comparable period

Walmart U.S. - Q1 FY22

Dollars in billions.
Change is calculated as the change versus the prior year comparable period

Net Sales

$93.2

+5.0%

eCommerce net sales growth

+37%

eCommerce contribution to comp[1, 2]

~360 bps

- Strong eCommerce sales growth across channels throughout Q1; led by growth in store pickup & delivery and marketplace
- On a two-year stack, eCommerce sales more than doubled

Comparable sales[1, 2]

6.0%

Comparable transactions

-3.2%

Comparable average ticket

9.5%

- Comp sales stronger than expected aided by stimulus spending despite lapping last year's COVID-related stock-up phase and stimulus
- On a two-year stack, comp sales increased 16%
- Customers continued to consolidate store shopping trips with larger average basket sizes; more purchases via eCommerce; comparable transactions declined less than prior quarters

Inventory

Total: +15.8%

- Increase reflects inventory build to support higher sales trends and lapping last year's COVID-related effects on inventory

Remodels: 89 stores

Pickup: ~3,800 locations

Same-day delivery: >3,200 stores

[1] Comp sales for the 13-week period ended April 30, 2021 compared to the 13-week period ended May 1, 2020, and excludes fuel.
[2] The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition.

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8 Gross profit rate +142 bps Operating income $5.5 +26.8% Operating expense rate +49 bps • Benefited from mix shifts into General Merchandise, due in part to stimulus, and lower markdowns • Also benefited from lapping last year's weaker results due to COVID- related mix shifts into Food and closures of Auto Care Centers and Vision Centers • Expenses deleveraged primarily due to strategic wage and technology investments • COVID-related costs were lower by ~$400 million and benefited expense leverage by ~50 bps Adj. operating income1 $5.6 +29.7% Walmart U.S. - Q1 FY22 Dollars in billions. Change is calculated as the change versus the prior year comparable period 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures.

Walmart U.S. - quarterly merchandise highlights 9 Category Comp sales Details Grocery - low single-digit • Sales declined against a tough comparison as we lapped last year's customer stock up, but were up low-double digits on a two-year stacked basis • Food categories saw mid-teens growth on a two-year stack aided by strong price positioning, improving in-stocks and expanded store hours while consumables sales reflected strength in household chemicals and a rebound in beauty sales with customer trends toward social interaction • Sales volumes from eCommerce pickup and delivery from store remain robust Health & wellness + mid single-digit • Strong sales reflected branded drug inflation, lapping last year's COVID-related closures of Vision Centers, and this year's vaccine administration General merchandise + low 20% • Sales were aided by stimulus spending and reflected customer trends toward recreation and home improvements including categories such as apparel, home, outdoor living and sporting goods

Walmart International - Q1 FY22

Dollars in billions. Dollar changes may not recalculate due to rounding.
Change is calculated as the change versus the prior year comparable period

Net sales

$27.3

-8.3%

- Divestitures contributed $5.0 billion of net sales due to a partial period ownership; a reduction of $4.2 billion YoY
- Retained market growth of 8.4%

Net sales, constant currency[1]

$26.4

-11.4%

- Divestitures contributed $4.7 billion of net sales due to a partial period ownership; a reduction of $4.4 billion YoY
- Retained market growth of 5.1%:
  - Strength in Flipkart and Canada
  - eCommerce net sales contributed 16% of total net sales
  - Negatively affected by government-mandated restrictions in certain markets

Gross profit rate

+42 bps

- Positively impacted by 18 bps from divestitures
- Retained market gross profit rate increased 24 bps due to mix shift to higher margin categories and fewer markdowns

Operating expense rate

-86 bps

- Operating expense rate leveraged ~90 bps from divestitures, primarily driven by ceasing depreciation & amortization for the U.K. and Japan (~60 bps) while held for sale under U.S. GAAP and lower COVID-related costs (~24 bps)
- Retained market operating expense rate was relatively flat
- Retained market lower COVID-related costs benefited leverage ~$30 million (~8 bps)

Operating income

$1.2

+48.1%

- Divestitures contributed $289 million of operating income
- Retained market growth of 26.4%

Operating income, constant currency[1]

$1.1

+41.8%

- Divestitures contributed $273 million of operating income
- Retained market growth of 21.5%

Inventory

$9.2

+1.8%

- $1.8 billion decrease from divestitures
- Retained market inventory increased reflecting higher sales trends

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[1] See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures.

Walmart International - Q1 FY22

Results are presented on a constant currency basis. Net sales and comp sales are presented on a nominal, calendar basis and include eCommerce results. Change is calculated as the change versus the prior year comparable period.

	Walmex[1]	China	Canada
Net sales growth	+0.4%	+4.1%	+3.5%
Comparable sales	-0.8%	+1.3%	+3.4%
Comparable transactions	-17.0%	+5.8%	+0.2%
Comparable ticket	+19.5%	-4.3%	+3.2%

Walmex

- Growth in apparel and general merchandise, offset by slower growth in food and consumables against tougher comparisons
- In Mexico, comp sales slightly declined -0.1%; two-year stack of +10.7%
- Comp sales outpaced ANTAD[2] self-service and club
- Mexico eCommerce net sales +166%

China

- Strong sales in Sam's Club across all categories, offset by softer traffic in Hypermarkets
- Strong results from Chinese New Year
- Sam's Club delivered double digit comp sales growth
- eCommerce net sales +60%

Canada

- Strong sales in apparel and general merchandise
- Strong start with headwinds later in the quarter from COVID-related restrictions on non-essential categories and store capacity
- eCommerce net sales +116%, led by online grocery

[1] Walmex includes the consolidated results of Mexico and Central America

[2] ANTAD - Asociacion Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores

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• Write-down on land combined with investments in omnichannel expansion and customer experience 1 Walmex includes the consolidated results of Mexico and Central America. 12 Walmex1 China Canada Gross profit rate Increase Decrease Increase • Change in mix to higher margin categories such as apparel and general merchandise • Investments in omnichannel expansion • Change in mix to lower margin formats • Change in mix to higher margin categories, particularly earlier in the quarter Operating expense rate Increase Decrease Increase Operating income $ Increase Increase Decrease Walmart International - Q1 FY22 Results are presented on a constant currency basis. Change is calculated as the change versus the prior year comparable period • Lapping Covid-related expenses, including associate benefits and health and safety measures, as well as cost discipline

13 +7.2% Comparable sales +2.2% Comparable transactions +4.9% Average comparable ticket ~310 bps eCommerce contribution $14,937 +6% Net sales +12.7% Membership income 86 bps Gross profit rate +25.9999999999999 bps Operating expense rate $530 33.2% Operating income With Fuel Without Fuel Comparable sales1 +11.1% Net sales $16.7 +10.1% eCommerce net sales growth +47% Comparable sales +11.1% Membership income +12.7% Gross profit rate -2 bps Operating expense rate -18 bps Inventory $4.9 +13.7% Operating income $0.6 +16.4% • Strong membership trends with record total member count • Renewal rates increased 580 bps with Plus member renewal rate increasing over 875 bps • Plus penetration rate also improved significantly • Significant increase in first year member renewals • Higher fuel sales positively affected operating expense leverage • Wage investments and lower tobacco sales somewhat offset that tailwind • COVID-related costs were lower by ~$25 mil. and benefited expense leverage by ~20 bps • Lower fuel rate and unfavorable fuel mix negatively impacted gross profit • Favorable merchandise mix shift and lower tobacco sales offset these headwinds • Strong curbside performance and solid direct-to-home contribution • Comp sales were aided by stimulus spending despite lapping last year's COVID-related stock-up phase and stimulus • On a two-year stack, comp sales increased 19.6% • Broad strength across categories, led by home and apparel • Tobacco negatively affected comp sales 1 Comp sales for the 13-week period ended April 30, 2021 compared to the 13-week period ended May 1, 2020. • Increase reflects inventory build to support higher sales trends and lapping last year's COVID-related effects on inventory Sam's Club - Q1 FY22 Dollars in billions. Change is calculated as the change versus the prior year comparable period

14 $16,692 +10.1% Net Sales +33% eCommerce net sales growth +11.1% Comparable sales -2.00000000000033 bps Gross profit rate -18.0000000000001 bps Operating expense rate $575 16.4% Operating income Without Fuel Net sales $14.9 +6.2% Operating expense rate +26 bps Gross profit rate +86 bps Operating income $0.5 +33.2% Comparable transactions +2.2% Comparable sales1, 2 +7.2% eCommerce contribution ~310 bps Average comparable ticket +4.9% 1 Comp sales for the 13-week period ended April 30, 2021 compared to the 13-week period ended May 1, 2020, and excludes fuel. 2 Tobacco negatively affected comp sales for the 13-week period ended April 30, 2021 by 340 basis points. On a two-year stack, tobacco negatively affected comp sales by 750 basis points. Sam's Club - Q1 FY22 Dollars in billions. Change is calculated as the change versus the prior year comparable period • On a two-year stack, average comp ticket increased 5.0% • On a two-year stack, comp sales increased 19.2% • On a two-year stack, comp transactions increased 14.1%

15 Category Comp sales Details Fresh / Freezer / Cooler + mid single-digit • Produce, prepared foods and fresh meat & seafood performed well Grocery and beverage + high single-digit • Drinks, snacks and candy showed strength Consumables + low single-digit • Laundry & home care, plasticware and pet supplies performed well Home and apparel + high 50% • Strength in apparel, outdoor, seasonal and domestics. Technology, office and entertainment + low double-digit • TVs and entertainment performed well but were partially offset by reduced mobile phone sales • Sam's entered into a new strategic arrangement in its mobile phone business and no longer recognizes the full transaction value; instead, it receives a commission on each sale Health and wellness + high single-digit • OTC, optical and hearing were strong Sam's Club - quarterly financial highlights

We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 5.3 percent and 6.6 percent for the trailing 12 months ended April 30, 2021 and 2020, respectively. The decrease in ROA was primarily due to the losses on divestiture of our operations in the U.K., Japan and Argentina, partially offset by the increase in operating income as well as the fair value change in our equity investments. ROI was 14.4 percent and 13.4 percent for the trailing twelve months ended April 30, 2021 and 2020. The increase in ROI was primarily due to the increase in operating income. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing twelve months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 16 Non-GAAP measures - ROI

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, is as follows: 17 3 Upon adoption of ASU 2016-02, Leases, a factor of eight times rent is no longer included in the calculation of ROI on a prospective basis as operating lease assets are now recorded on the Consolidated Balance Sheet. 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2. 2 The average is based on the addition of 'total assets without leased assets, net' at the end of the current period to 'total assets without leased assets, net' at the end of the prior period and dividing by 2, plus 'leased assets, net' at the end of the current period. 3 The average is based on the addition of 'accumulated depreciation and amortization, without leased assets' at the end of the current period to 'accumulated depreciation and amortization, without leased assets' at the end of the prior period and dividing by 2, plus 'accumulated amortization on leased assets' at the end of the current period. NP = not provided CALCULATION OF RETURN ON ASSETS CALCULATION OF RETURN ON INVESTMENT Trailing Twelve Months Trailing Twelve Months Ended April 30, Ended April 30, (Dollars in millions) 2021 2020 (Dollars in millions) 2021 2020 Numerator Numerator Consolidated net income $ 12,443 $ 15,369 Operating income $ 24,233 $ 20,847 Denominator + Interest income 108 184 Average total assets1 $ 234,737 $ 233,718 + Depreciation and amortization 11,022 11,062 Return on assets (ROA) 5.3% 6.6% + Rent 2,534 2,694 ROI operating income $ 37,897 $ 34,787 April 30, Denominator Certain Balance Sheet Data 2021 2020 2019 Average total assets1 $ 234,737 $ 233,718 Total assets $ 236,581 $ 232,892 $ 234,544 '+ Average accumulated depreciation and amortization1 95,424 90,970 Accumulated depreciation and amortization 96,334 94,514 87,426 '- Average accounts payable1 46,124 44,603 Accounts payable 48,151 44,096 45,110 '- Average accrued liabilities1 20,874 20,700 Accrued liabilities 21,371 20,377 21,023 Average invested capital $ 263,163 $ 259,385 Return on investment (ROI) 14.4% 13.4% 1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2. Non-GAAP measures - ROI (cont.)

1 "Net cash provided by (used in) investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 18 We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $2.9 billion for the three months ended April 30, 2021, which decreased when compared to $7.0 billion for the three months ended April 30, 2020 primarily due to an increase in inventory purchases due in part to lapping the impact of accelerated inventory sell-through in the first quarter of fiscal 2021. We generated free cash flow of $0.6 billion for the three months ended April 30, 2021, which decreased when compared to $5.3 billion for the three months ended April 30, 2020 due to the same reasons as the decrease in net cash provided by operating activities, as well as $0.5 billion in increased capital expenditures. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Three Months Ended April 30, (Dollars in millions) 2021 2020 Net cash provided by operating activities $ 2,858 $ 7,017 Payments for property and equipment (capital expenditures) (2,214) (1,752) Free cash flow $ 644 $ 5,265 Net cash provided by (used in) investing activities1 $ 5,850 $ (1,696) Net cash (used in) provided by financing activities (5,399) 565 Non-GAAP measures - free cash flow

Non-GAAP measures - constant currency

In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2021.

	Three Months Ended April 30, 2021			
	2021	Percent Change[1]	2021	Percent Change[1]
(Dollars in millions)	Walmart International		Consolidated	
Total revenues:				
As reported	$ 27,669	(7.9)%	$ 138,310	2.7 %
Currency exchange rate fluctuations	(928)	N/A	(928)	N/A
Constant currency total revenues	$ 26,741	(11.0)%	$ 137,382	2.1 %
Net sales[2]:				
As reported	$ 27,300	(8.3)%	$ 137,159	2.6 %
Currency exchange rate fluctuations	(913)	N/A	(913)	N/A
Constant currency net sales	$ 26,387	(11.4)%	$ 136,246	1.9 %
Operating income:				
As reported	$ 1,194	48.1 %	$ 6,909	32.3 %
Currency exchange rate fluctuations	(51)	N/A	(51)	N/A
Constant currency operating income	$ 1,143	41.8 %	$ 6,858	31.3 %

[1] Change versus prior year comparable period.

[2] For Q1 FY22, consolidated eCommerce net sales were $17.2 billion which was positively impacted by $126 million of currency exchange rate fluctuations. For Q1 FY21, consolidated eCommerce net sales were $12.2 billion.

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20 Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year. We adjust for the unrealized and realized gains and losses on our equity investments each quarter because although the investments are strategic decisions for the company’s retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments. We have calculated Adjusted EPS for the three months ended April 30, 2021 by adjusting EPS for the following: 1. the incremental loss on sale of our operations in the U.K and Japan during the first quarter of fiscal 2022; and 2. unrealized and realized gains and losses on the company’s equity investments. Non-GAAP measures - adjusted EPS

21 1 Change versus prior year comparable period. 2 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the incremental loss on sale. 3 The reported effective tax rate was 26.9% for the three months ended April 30, 2021. Adjusted for the above items, the effective tax rate was 23.3% for the three months ended April 30, 2021. Three Months Ended April 30, 2021 Percent Change1 Diluted earnings per share: Reported EPS $ 0.97 (30.7)% Adjustments: Pre-Tax Impact Tax Impact2,3 Net Impact Unrealized and realized (gains) and losses on equity investments $ 0.74 $ (0.17) $ 0.57 Incremental loss on sale of our operations in the U.K. and Japan 0.15 — 0.15 Net adjustments $ 0.72 Adjusted EPS $ 1.69 43.2% Non-GAAP measures - adjusted EPS (cont.)

22 As previously disclosed in our first quarter ended April 30, 2020 press release, we have calculated Adjusted EPS for the three months ended April 30, 2020 by adjusting EPS for the unrealized gains and losses on our JD.com investment. Three Months Ended April 30, 2020 Diluted earnings per share: Reported EPS $ 1.40 Adjustments: Pre-Tax Impact Tax Impact1 Net Impact Unrealized (gains) and losses on JD.com investment $ (0.27) $ 0.05 $ (0.22) Adjusted EPS $ 1.18 Non-GAAP measures - adjusted EPS (cont.) 1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

• Unit counts & square footage • Comparable store sales, including and excluding fuel • Terminology 23 Additional resources at stock.walmart.com